Exhibit 99

{LOGO] Marine Products
       Corporation

FOR IMMEDIATE RELEASE

             Marine Products Corporation Announces Share Repurchases
                         in the Second Quarter of 2005

ATLANTA, July 11, 2005 -- Marine Products Corporation (NYSE: MPX) announced today share repurchases for the second quarter of 2005 totaling 498,478 shares at an average price of $14.54 per share. The Board of Directors approved a program authorizing the repurchase of up to 2,250,000 million shares. Since the program's inception, 1,448,204 shares have been repurchased, and 801,796 additional shares may be purchased under this program. This program was approved on April 25, 2001 and does not have an expiration date.

Marine Products is a leading manufacturer of fiberglass boats, including Chaparral pleasure boats and Robalo sport fishing boats. Marine Products Corporation's investor Web site can be found on the Internet at http://www.marineproductscorp.com.

For information about Marine Products Corporation please contact:

Ben Palmer
Chief Financial Officer
404.321.7910
irdept@marineproductscorp.com

Jim Landers
Corporate Finance
404.321.2162
jlanders@marineproductscorp.com